Preferred Apartment Communities Announces Agreement to Sell its Student Housing Portfolio to TPG Real Estate Partners

Atlanta, GA, September 24, 2020 - Preferred Apartment Communities, Inc. (NYSE: APTS) (the "Company") announced today that it has entered into a Purchase and Sale Agreement to sell its student housing portfolio (the "Portfolio") to TPG Real Estate Partners ("TREP") for $478.7 million. The transaction is expected to close in the fourth quarter of 2020 and is subject to customary closing conditions. The Portfolio was marketed for sale by CBRE in June 2020.

The Portfolio includes eight, high-quality student housing communities located in Arizona, Florida, Georgia, North Carolina, and Texas. The communities include more than 6,000 beds with a wide range of indoor and outdoor amenities. The communities to be sold include:

•NxNW, a 679-bed student housing community located in Tallahassee, Florida
•Knightshade, an 894-bed student housing community located in Orlando, Florida
•The Tradition, an 808-bed student housing community located in College Station, Texas
•The Bloc, a 556-bed student housing community located in Lubbock, Texas
•Ursa, an 840-bed student housing community located in Waco, Texas
•SoL, a 639-bed student housing community located in Tempe, Arizona
•Stadium Village, a 792-bed student housing community located in Kennesaw, Georgia near Atlanta, Georgia
•Rush, an 887-bed student housing community located in Charlotte, North Carolina

"We look forward to closing the sale of our student housing portfolio to TPG Real Estate in the coming months," said Joel Murphy, Preferred Apartment Communities' President and Chief Executive Officer. "This is consistent with our previously stated objectives to exit the student housing space, simplify our focus to our core Sunbelt multifamily business, and improve our balance sheet. TPG Real Estate has demonstrated their commitment to the transaction and their sector experience throughout the process, and both groups worked well together during the due diligence phase."

"This transaction represents a scaled entry for TPG Real Estate into the U.S. student housing sector and an extension of our student housing initiatives in Europe. We believe the assets in this portfolio will benefit from their adjacency to high-quality academic institutions that are well positioned to weather the challenges resulting from the Covid-19 pandemic," said Ty Newell, Principal at TREP. "In spite of these near-term challenges, these student housing communities are poised to experience a combination of strong regional demographic fundamentals and favorable supply dynamics that should continue to support performance. Preferred Apartment Communities has continued to operate and lease the Portfolio in a first-rate manner following the signing of the purchase agreement. We look forward to leveraging TREP’s expertise in building and scaling high-quality real estate platforms, as well as the operating capabilities of our partners at Cardinal Group, to generate additional growth and value across the portfolio."

More information can be found in a current report on Form 8-K that the Company filed today with the Securities and Exchange Commission.

About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers, Class A office buildings, and student housing properties. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of June 30, 2020, the Company owned or was invested in 125 properties in 15 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

About TPG Real Estate

TPG Real Estate ("TPGRE") is the real estate platform of TPG, a leading global alternative asset firm with approximately $83 billion of assets under management and 14 offices around the world. TPGRE includes TPG Real Estate Partners ("TREP"), its equity investment platform, and TPG Real Estate Finance Trust (NYSE: "TRTX"), its debt origination and acquisition platform. TREP focuses primarily on investments in real estate-rich companies, property portfolios, and select single assets located in North America and Europe. TRTX originates and acquires senior real estate loans across a broad spectrum of asset classes in North America. TPGRE currently manages approximately $11.1 billion in assets across both platforms. For more information please visit www.tpg.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may", "trend", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "goals", "objectives", "outlook" and similar expressions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the coronavirus (COVID-19) pandemic on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 and (c) those disclosed in PAC's filings with the Securities and Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com

TPG
Luke Barrett / Courtney Power
415-743-1550
media@tpg.com